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                                                                   EXHIBIT 99.10

                                                              [Preliminary Copy]


[LOGO]

                                                               February __, 1997

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of First Financial Corporation of Western Maryland, to be held on Monday, March 17, 1997, at 10:00 a.m., local time, at the Holiday Inn, 100 South George St., Cumberland, Maryland. A Notice and Proxy Statement for the meeting follow, and a proxy card and return envelope are enclosed.

     At this Special Meeting you will be asked to vote on a proposed merger with Keystone Financial, Inc., Harrisburg, Pennsylvania ("Keystone"). As a result of this merger, the Corporation will be merged with and into Keystone and the Corporation's subsidiary savings bank will be merged with and into Keystone's subsidiary American Trust Bank. The merger will result in the conversion of each outstanding share of the Corporation's Common Stock into either 1.29 shares of Keystone Common Stock or an equivalent amount in cash, as selected by you in compliance with the terms of such election. Your Board of Directors believe that this merger is in your best interest and that of our community.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER WITH KEYSTONE DESCRIBED IN THE PROXY STATEMENT IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS MERGER.

     Your participation as a shareholder in the affairs of the Corporation is encouraged. It is important that your stock be represented at the Special Meeting, whether or not you are personally able to be present. Accordingly, PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. You are urged to do so even if you plan to attend the meeting. Your prompt cooperation and support will be greatly appreciated.

                                         Sincerely,



                                         Patrick J. Coyne
                                         Chairman, President and
                                         Chief Executive Officer